Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s third quarter 2011 conference call.  My name is Mike Hays, the Company’s CEO.  Joining me on the call today are Susan Henricks, President and Chief Operating Officer, and Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call.  Kevin.

Kevin :

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated.  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission.  With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Kevin.  And again, welcome everyone.

As mentioned in our earnings release, I’m excited to announce that the Company has just been awarded a major new contract.  I want to congratulate the entire team of NRC associates that brought to life the value we have to offer which resulted in a unanimous decision to select National Research Corporation over the other competitors.  This win is yet another example of accelerated demand for our cross-continuum product portfolio driven by changes imposed by health reform.  Before I add color to these trends and speak to some strategic changes for the company, I will ask Kevin to review our third quarter financial performance.  Kevin.

Kevin

Thank you, Mike.

For the third quarter, we were able to continue our trend of double-digit revenue and earnings growth.  Revenue for the quarter was $18.5 million, an increase of 16% over the third quarter of 2010.  Net income for the quarter increased by 24%, to $2.6 million.  Revenue growth for the quarter is comprised of growth from the OCS acquisition, combined with organic growth from further gains in market share, increased pricing from conversion to enhanced subscription offerings, and vertical growth in our existing client base from cross-selling activities.

We ended the quarter with total contract value at $80.8 million, with subscription-based agreements representing 70% of our contract value.  Subscription agreements generated 69% of our total revenue for the third quarter and 60% of total revenue on a year-to-date basis, compared to 32% of total revenue for the full year in 2010.

Total operating expenses were $14.3 million for the quarter, compared to $12.5 million for the third quarter 2010.  We were able to leverage our revenue increase for the quarter relative to operating expenses and realize a 1% improvement in our overall operating income margin over the same period last year, increasing the margin to 23% of revenue.

Direct expenses for the quarter were 40% of revenue, compared to 38% of revenue in the third quarter of 2010.  On a year-to-date basis for 2011, direct expenses have decreased to 38% of revenue compared to 39% in 2010.  For the full year of 2011, we expect direct expenses to be 37% of revenue.

Selling, general and administrative expenses for the third quarter were $5.6 million, an increase of $300,000 compared to the same quarter in the prior year.  The increase is primarily a result of higher sales commission expense and additional OCS expenses.  SG&A expense as a percent of revenue decreased to 30% in the third quarter compared to 33% in the third quarter 2010, reflecting the leverage of revenue from new sales from the past several quarters.  For the full year 2011, we expect SG&A expenses to be 31% of revenue, an improvement of 1% compared to 2010.

The depreciation and amortization expense for the quarter was $1.3 million, or 7% of revenue compared to $1.2 million in the third quarter 2010.  This full year expense for 2011 is also expected to be at 7% of revenue.

Second quarter income tax expense increased from $1.2 million in 2010, to $1.5 million in 2011, based on higher earnings.  The effective tax rate for the third quarter 2011 remained consistent with the third quarter 2010 rate of 36%.

Diluted earnings per share increased 22% to $0.39 for the quarter compared to $0.32 in the same period last year.

Cash flows from operations for the third quarter were $6.1 million compared to $3.2 million for the third quarter of 2010.

With that, I’ll turn it back to you, Mike.

Mike

Thanks, Kevin.

As reviewed by Kevin, third quarter represented continued growth for the company.  New sales, revenue, income, and earnings per share, all showed material growth and the fourth quarter to-date suggests a very nice finish to 2011.  Several reform-related factors are contributing to this increased growth trajectory.  Two of the most important are, one: consumers are becoming more informed and central to care decisions which drive demand for our product to help clients understand and stay close to their customers.  And two:  reform is shifting the healthcare provider’s business model from volume to value, where reimbursement is based upon bundled payments for services across an episode of care.

The ability of a healthcare system to excel at integrating and coordinating patient care within and between care settings, and to remain accountable for that customer beyond the care event itself, will become the deciding factor between organizations that flourish or fail.

In order to flourish, it is our view that the industry will increasingly shift its business to firms that help them integrate, understand and improve the cumulative value they provide to customers across the continuum--even to the point of extending value provided outside of traditional care settings--and that is exactly what we do.

In order to capitalize on the opportunity, we will be evolving our strategies.  As you know, over the past few years, the company has successfully bundled product offerings under our subscription-based pricing which is largely designed for individual care settings.  This strategy will now evolve to the bundling of products more tightly within a care setting, such as acute care, as well as across care settings; for example, home health and long-term care.  Our goal is to provide our integrated healthcare system clients with a seamless integrated way to measure and improve performance and stay connect to their customers over time.  No organization has the capabilities and product offerings to meet this new reality of healthcare delivery across the care continuum.

One of the first benefits of this strategy will be the enhanced ease with which we can cross-sell our portfolio across our current user base of 2,500 acute-care hospital clients and 10,000 post acute-care facilities.  We believe that the cross-selling momentum we have seen gain traction from the first quarter through the third quarter, will accelerate.

Another benefit is gaining market share.  Net new contracts have increased 36% the past four quarters over the prior same period, from $14.2 million to $19.3 million.  Subscription offerings were largely the driver of this growth and, as we bundle the value across the continuum, we anticipate even greater market acceptance, not unlike what we saw with the large new client that clearly saw the value of a more integrated offering.

Before I open the call for questions, I would like to welcome all new associates that joined NRC in the third quarter.  To further provide perspective as to the level of talent we are attracting, let me highlight Heather Dawson and Paul Cooper.

Heather joins National Research Corporation Canada as Vice President Service and Operations.  Heather adds great healthcare experience to NRC given her positions with the Health Council of Canada and Canadian Institute for Health Information among other healthcare providers and associations.

Paul Cooper has relocated to our home office in Lincoln to join NRC as Vice President Application Development.  Paul has a wealth of expertise that will clearly enhance how technology enables NRC product offerings after having done the same for many years at Garmin International.

Welcome, Heather, Paul and all newer associates to NRC

_______________, I would now like to open the call to questions.

Closing Statement - Mike

Thank you for your time today.   We look forward to reporting our progress next quarter.

8